As filed with the Securities and Exchange Commission on May 7, 2008

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

International Game Technology

(Exact Name of Registrant as Specified in Its Charter)

___________________

Nevada (State or Other Jurisdiction of Incorporation or Organization)	88-0173041 (I.R.S. Employer Identification No.)

9295 Prototype Drive

Reno, Nevada 89521

(Address, Including Zip Code, of Principal Executive Offices)

___________________

International Game Technology

2002 Stock Incentive Plan

(Full Title of the Plan)

___________________

David D. Johnson, Esq.

Executive Vice President, General Counsel and Secretary

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

(775) 448-7777

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

___________________

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.00015625 par value per share	9,000,000(1) shares	$34.775(2)	$312,975,000(2)	$12,299.92(2)

(1)    This Registration Statement covers, in addition to the number of shares of International Game Technology, a Nevada corporation (the “Company” or the “Registrant”), common stock, par value $0.00015625 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the International Game Technology 2002 Stock Incentive Plan, as amended (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)    Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 1, 2008, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

__________________________

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8, filed with the Commission on June 26, 2002, March 8, 2005 and August 2, 2006 (Commission File Nos. 333-91198, 333-123186 and 333-136237);
(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2007, filed with the Commission on November 28, 2007 (Commission File No. 001-10684);
(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2007 filed with the Commission on February 6, 2008 (Commission File No. 001-10684);
(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on December 14, 2007 and March 3, 2008 (Commission File No. 001-10684); and
(e)

The description of the Company’s Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on February 16, 1994 (Commission File No. 033-52289), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by David D. Johnson. Mr. Johnson is the Executive Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Johnson owns 21,333 shares of Common Stock and Company stock options to acquire up to an additional 287,419 shares of Common Stock. Mr. Johnson is eligible to participate in the Plan.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on April 16, 2008.

INTERNATIONAL GAME TECHNOLOGY

By: /s/ David D. Johnson

David D. Johnson

Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas J. Matthews and David D. Johnson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas J. Matthews Thomas J. Matthews	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 16, 2008
/s/ Daniel R. Siciliano Daniel R. Siciliano	Interim Principal Financial Officer, Chief Accounting Officer, Treasurer (Principal Financial and Accounting Officer)	April 11, 2008
/s/ Robert A. Bittman Robert A. Bittman	Director	April 15, 2008

/s/ Richard R. Burt Richard R. Burt	Director	April 14, 2008
/s/ Patti S. Hart Patti S. Hart	Director	April 14, 2008
/s/ Leslie S. Heisz Leslie S. Heisz	Director	April 14, 2008
/s/ Robert A. Mathewson Robert A. Mathewson	Director	April 11, 2008
/s/ Robert Miller Robert Miller	Director	April 17, 2008
/s/ Frederick B. Rentschler Frederick B. Rentschler	Director	April 16, 2008

EXHIBIT INDEX

Exhibit

Number	Description of Exhibit
4.

International Game Technology 2002 Stock Incentive Plan, as amended. (Filed as an exhibit to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on January 10, 2008 (Commission File No. 001-10684) and incorporated herein by this reference.)

5.	Opinion of Company Counsel (opinion re legality).
23.1	Consent of Deloitte & Touche LLP (consent of independent registered public accounting firm).
23.2	Consent of Counsel (included in Exhibit 5).
24.	Power of Attorney (included in this Registration Statement under “Signatures”).

EXHIBIT 5

[International Game Technology Letterhead]

May 1, 2008

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Re:	Registration of Securities of International Game Technology

Ladies and Gentlemen:

In connection with the registration of up to 9,000,000 shares of Common Stock of International Game Technology, a Nevada corporation (the “Company”), par value $0.00015625 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the International Game Technology 2002 Stock Incentive Plan, as amended (the “Plan”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ David D. Johnson

David D. Johnson

Executive Vice President, General Counsel

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 27, 2007, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS 123R, Share-Based Payment), and the effectiveness of the International Game Technology’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 2007.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP Costa Mesa, California May 7, 2008